Exhibit 3.39
ARTICLES OF INCORPORATION
OF
SIGMOR BEVERAGE, INC.

ARTICLE ONE
The name of the Corporation is Sigmor Beverage, Inc.
ARTICLE TWO
The period of its duration is perpetual.
ARTICLE THREE
The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.
ARTICLE FOUR
The aggregate number of shares which the Corporation shall have authority to issue is four thousand (4,000) consisting of one thousand nine hundred and sixty (1,960) common shares of the par value of Forty Dollars ($40.00) each, and two thousand and forty (2,040) preferred shares of the par value of Forty Dollars ($40.00) each.
ARTICLE FIVE
The preferences, limitations and relative rights of the preferred shares and of the common shares are as follows:
1. Preferred Shares.

(a)
Preferred shares may be issued from time to time in one or more series. All preferred shares shall be of equal rank and shall be identical, except in respect of variations in the relative rights and preferences as between series fixed and determined by the Board of Directors as hereinafter provided. Each share of each series shall be identical in all respects with the other shares of such series, except as to the date from which dividends shall be cumulative. The Board of Directors is hereby authorized to establish one or more series of preferred shares from time to time and to fix and determine the following relative rights and preferences of the shares of each such series:

(i)
The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors; and

(ii)	The annual rate of dividends payable on the shares of such series.

(b)
The holders of preferred shares of each series, in preference to the holders of common shares, shall be entitled to receive, as and when declared by the Board of Directors out of any funds legally available therefor, cash dividends, at the annual rate fixed for such series as hereinabove provided, and no more, payable quarterly on the fifteenth days of January, April, July, and October respectively, in each year, with respect to the quarterly period ending on the day preceding each such respective payment date. Such dividends shall be cumulative from the date of issue thereof.

(c)
In no event, so long as any preferred shares shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, nor shall any distribution be made, on any common shares, nor shall any common shares be purchased, redeemed or otherwise acquired for value by the Corporation, unless all dividends on preferred shares for all past quarterly dividend periods and for the then current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set apart.

(d)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of common shares, the holders of preferred shares shall be entitled to be paid in full Forty Dollars ($40.00) per share, together with accrued dividends to such distribution or payment date, whether or not earned or declared. Neither the consolidation or merger of the Corporation, nor the sale, lease or conveyance of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this paragraph (d).

(e)
Preferred shares of any series may be redeemed, at any time as a whole or in part, and not necessarily ratably or by lot, at the option of the Corporation, by vote of its Board of Directors, at the redemption price of Forty Dollars ($40.00) per share, together with accrued dividends to the redemption date.

2. Common Shares.

(a)
Subject to the prior rights of the holders of the preferred shares, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding common shares, and no holders of preferred shares shall be entitled to share therein.

(b)
In the event of any voluntary or involuntary liquidation, distribution or winding up of the affairs of the Corporation, after payment in full of all preferential amounts to which the holders of the preferred shares at the time outstanding shall be entitled, the remainder of the assets of the Corporation shall be distributed ratably among the holders of the common shares according to their respective shares.

ARTICLE SIX
Holders of shares of the Corporation will not be entitled to cumulative voting with respect to election of directors.
ARTICLE SEVEN
No shareholder of the Corporation will, by reason of his holding shares in the Corporation, have any preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares.
ARTICLE EIGHT
The Corporation shall indemnify any director or officer, or former director or officer of the Corporation, or any person who may have served at its request as a director or officer of another corporation in which it owns shares, or of which it is a creditor, against expenses actually or necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been such a director or officer, except in relation to the matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty. Such rights of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled by law or under any bylaw, agreement, vote of shareholders, or otherwise.
ARTICLE NINE
The street address of the registered office of the Corporation is 350 North St. Paul Street, Suite 2900, Dallas, TX 75201-4234. The name of the registered agent of the Corporation at that address is C T Corporation System.
ARTICLE TEN
The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000) consisting of money, labor done, or property actually received.

ARTICLE ELEVEN
The number of directors shall be fixed by the bylaws of the Corporation. The initial Board of Directors shall consist of three directors, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

Gary Telle	3643 East Commerce Street
San Antonio, Texas 78220
W. Jay Nelson	3643 East Commerce Street
San Antonio, Texas 78220
Joe W. Walden	3643 East Commerce Street
San Antonio, Texas 78220
ARTICLE TWELVE
The name and address of the incorporator of the Corporation is:

John R. Slimp	P.O. Box 20267
San Antonio, Texas 78220
ARTICLE THIRTEEN
At all meetings of shareholders, the presence in person or by proxy of the holders of at least fifty-five percent (55%) of the outstanding shares entitled to vote shall be necessary to constitute a quorum for the transaction of business.
ARTICLE FOURTEEN
No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director to the fullest extent permitted by law. If the Texas Miscellaneous Corporation Laws Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Texas Miscellaneous Corporation Laws Act, as so amended.
/s/ John R. Slimp
John R. Slimp
INCORPORATOR

THE STATE OF TEXAS    )
)
COUNTY OF BEXAR    )
Before me, a Notary Public, personally appeared John R. Slimp, known to me to be the person whose name is subscribed to the foregoing document, and being by me first duly sworn, declared that he is a natural person of the age of eighteen years or more and that the statements therein contained are true and correct.
Given under my hand and seal of office this 18th day of October A.D., 1982.
/s/ Elvira Moya
Elvira Moya
Notary Public in and for the State of Texas
My Commission Expires 10/17/84

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